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                           AGREEMENT

          This Agreement is dated as of March 9, 1995 between PacifiCorp, an Oregon corporation ("PacifiCorp"), and Pacific
Telecom, Inc., a Washington corporation ("PTI").

                           RECITALS
                           --------

     A. PacifiCorp owns all of the issued and outstanding capital stock of PacifiCorp Holdings, Inc., a Delaware corporation ("Holdings"). On the date hereof, PTI, PXYZ Corporation, a Washington corporation ("Merger Sub"), and Holdings are entering into an Agreement and Plan of Merger (the "Agreement and Plan of Merger") dated the date hereof and providing, among other things, for the merger of Merger Sub with and into PTI (the "Merger"). PTI has indicated that it will not enter into the Agreement and Plan of Merger unless PTI and PacifiCorp enter into this Agreement at the same time. PacifiCorp is entering into this Agreement with PTI expressly for the purpose of inducing PTI to enter into the Agreement and Plan of Merger. Immediately following the Merger, Holdings will own all of the issued and outstanding capital stock of PTI.

     B. PacifiCorp believes that it is in the best interests of PacifiCorp and its shareholders to consummate the Merger.

                           AGREEMENT
                           ---------

          In consideration of the execution by Company of the Agreement and Plan of Merger and of the mutual covenants and agreements set forth herein, PacifiCorp and PTI agree as follows:

          1.   Defined Terms.  Capitalized terms used herein
               -------------
shall have the meanings assigned to them in the Agreement and Plan of Merger unless otherwise defined herein.

          2.   Certain Representations.
               -----------------------

               (a)  Organization and Good Standing.  PacifiCorp
                    ------------------------------
is a corporation duly organized and validly existing under the laws of the State of Oregon. PacifiCorp has all requisite corporate power and authority to own and operate its properties and to carry on its business as now being conducted.

               (b)  Corporate Authority.  PacifiCorp has full
                    -------------------
corporate power and authority to execute and deliver this Agreement and to undertake the obligations provided for herein.
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The execution, delivery and performance of this Agreement by
PacifiCorp have been duly authorized by all requisite corporate action and no further corporate proceedings on the part of PacifiCorp are necessary to authorize this Agreement or to undertake the obligations provided for herein. This Agreement has been duly and validly executed and delivered by PacifiCorp and constitutes a valid and binding agreement of PacifiCorp, enforceable in accordance with its terms, except as enforcement may be affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedies of specific performance and equitable relief are subject to the discretion of the court before which any such proceeding may be brought.

               (c)  Proxy Statement and Schedule 13E-3.  None
                    ----------------------------------
of the information supplied or to be supplied by PacifiCorp for inclusion in the Schedule 13E-3 or the Proxy Statement and any amendments thereof or supplements thereto will, on the respective dates such materials are filed with the SEC, at the time of the mailing of such Proxy Statement or any amendment or supplement thereto to shareholders of PTI, at the time of the Shareholder Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event with respect to PacifiCorp or any of its officers, directors or affiliates should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Schedule 13E-3, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of PTI. The
Schedule 13E-3 will comply (with respect to PacifiCorp and its officers, directors and affiliates) in all material respects, as to form, with the applicable requirements of each of the Exchange Act and the respective rules and regulations thereunder.

               (d)  Required Approvals and Consents.  Except
                    -------------------------------
for compliance with the applicable requirements of the Exchange Act and the securities laws of the various states, no filing with, and no permit, authorization, consent or approval of, any public body is necessary for the execution and delivery by PacifiCorp of this Agreement or the consummation by PacifiCorp of the transactions contemplated by this Agreement.

               (e)  Prior Offers; No Present Intent to Sell.
                    ---------------------------------------
Since January 1, 1993, to the best knowledge of PacifiCorp, after due inquiry, PacifiCorp has not received any "proposal" or offer to purchase, or solicited any proposal or offer to purchase, any material portion of the stock or assets of PTI, other than transactions disclosed in Company SEC Reports (including, without limitation, the sale of Alascom). For purposes of this Section 2(e) a "proposal" may be either written or oral, but must have included a proposed or suggested price or possible range of prices and, if made on behalf of a corporation, must have been made by a responsible officer or representative of that corporation. PacifiCorp has no current plan or intent to sell or otherwise dispose of any material portion of the stock or assets of PTI, other than transactions disclosed in Company SEC Reports (including, without limitation, the sale of Alascom). The Schedule 13D of PacifiCorp filed in respect of Holdings' ownership interest in PTI, as amended by the 13D Amendment, fully complies with all of the requirements of such Schedule, including, without limitation, Item 4 thereof. The 13D Amendment will be filed promptly after execution of this Agreement.

          3.   Proxy Materials and Schedule 13E-3.  PacifiCorp
               ----------------------------------
will cooperate fully with Holdings, Merger Sub and PTI in preparing and filing the Schedule 13E-3 and in obtaining SEC clearance of the Schedule 13E-3 as contemplated by Section 3.1 of the Agreement and Plan of Merger. PacifiCorp will cause its officers and directors to cooperate fully with PTI in responding promptly to any comments of the SEC in regard of any of the filings made by such persons with the SEC in connection with the transactions contemplated by this Agreement or the Agreement and Plan of Merger.

          4.   Fairness of the Merger.  PacifiCorp has
               ----------------------
determined that the transactions contemplated by this Agreement and the Agreement and Plan of Merger are fair to the Minority
Shareholders.

          5.   Certain Filings, Consents and Arrangements.
               ------------------------------------------

               5.1  Consents.  PacifiCorp shall use its best
                    --------
efforts to obtain any necessary consents, permits, authorizations, approvals and waivers required to be obtained by it to permit the consummation of the transactions contemplated by the Agreement and Plan of Merger.

               5.2  Filings.  PacifiCorp shall promptly
                    -------
determine whether any filings are required to be made by it or consents, approvals, permits or authorizations are required to be obtained by it under any federal, state or foreign law or regulation or any consents, approvals or waivers are required to be obtained from other parties to loan agreements or other agreements or instruments material to PacifiCorp's business in connection with the consummation of the Merger and will promptly make any such filings, furnish information required in
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connection therewith and seek timely to obtain any such
consents, permits, authorizations, approvals or waivers.

          6.   Dividend Policy.  During the period from the
               ---------------
date of this Agreement to the Effective Time, PacifiCorp shall not take any action to cause PTI to make any dividend or other distribution or payment to Holdings with respect to Holdings Stock otherwise than in accordance with PTI's existing dividend policies.

          7.   Indemnification.  From and after the Effective
               ---------------
Time, PacifiCorp shall (to the extent specified in the following sentence) indemnify, defend and hold harmless each person who is now a director or officer of PTI against all losses, claims, damages, costs, expenses or liabilities, or in connection with any claim, action, suit, proceeding or investigation (a "Claim"), arising out of the fact that such person is a director or officer of PTI (or out of any action taken by any such person on behalf of PTI), pertaining to any matter existing or occurring on or prior to the Effective Time (or, with respect to matters arising from or in connection with Section 1.5 of the Agreement and Plan of Merger, subsequent to the Effective Time) (including, without limitation, the transactions contemplated by the Agreement and Plan of Merger), whether asserted or claimed prior to, or on or after, the Effective Time. In each case such indemnification shall be to the full extent a corporation is permitted under Washington law to indemnify its own directors and officers (and PacifiCorp will pay expenses in advance of the final disposition of any such action or proceeding to each such director of PTI seeking indemnification hereunder to the full extent permitted by law).

          8.   Notification of Certain Matters.  Each of
               -------------------------------
PacifiCorp and PTI shall give prompt notice to the other of (i) any claims, actions, proceedings or investigations commenced or, to the best of its knowledge, threatened, involving or affecting the notifying party or any of its property or assets, that relate to the Merger, (ii) the occurrence, or failure to occur, of any event that would be likely to cause any representation or warranty of the notifying party contained in this Agreement or the Agreement and Plan of Merger to be untrue or inaccurate in any material respect, and (iii) any material failure of the notifying party or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or under the Agreement and Plan of Merger. No such notification shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder or under the Agreement and Plan of Merger. Any notice properly given by PTI to Holdings in compliance with the Agreement and Plan of Merger shall also constitute notice of such matter to PacifiCorp hereunder.

          9.   Fees and Expenses.  All costs and expenses
               -----------------
incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

          10.  Public Announcements.  PacifiCorp agrees to
               --------------------
consult with PTI prior to issuing any public announcement or statement with respect to the Merger, if practicable.

          11.  Assignment.  This Agreement shall be binding
               ----------
upon and is solely for the benefit of the parties and their respective successors, legal representatives and assigns, and is not intended to confer any benefit on any third party except that Section 7 shall be for the express benefit of the persons in the categories referred to therein. The rights under this Agreement shall not be assigned by either party without the prior written consent of the other.

          12.  Governing Law.  This Agreement shall be governed
               -------------
by the laws of the State of Washington applicable to contracts made and to be performed therein.

          13.  Entire Agreement.  This Agreement (a) contains
               ----------------
the entire agreement between PacifiCorp and PTI with respect to the transactions contemplated by the Agreement and Plan of Merger, and (b) supersedes all prior agreements between the parties with respect to such matters.

          14.  Notices.  All notices or other communications
               -------
hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, telex or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested addressed as follows:

If to PTI:                         With copies to:

Pacific Telecom, Inc.              Latham & Watkins
Attention: Special Committee of    Attention:  John J. Huber
the Board of Directors             1001 Pennsylvania Ave., NW
c/o James H. Huesgen               Suite 1300
805 Broadway                       Washington, D.C.  20004-2505
Vancouver, WA  98660

If to PacifiCorp:                  With a copy to:

PacifiCorp                         Stoel Rives Boley Jones & Grey
Attention:  Richard T. O'Brien     Attention:  Henry H. Hewitt
700 NE Multnomah                   900 SW Fifth Avenue
Suite 1600                         Suite 2300
Portland, Oregon  97232            Portland, Oregon  97204

or to such other address as any party may have furnished to the other parties in writing in accordance herewith.

          15.  Specific Performance.  The parties agree that
               --------------------
irreparable damage would occur if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. It is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, in addition to any other remedy to which any party is entitled at law or in equity.

          16.  Counterparts.  This Agreement may be executed in
               ------------
counterparts, each of which when so executed shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.


                     (Signature pages to follow)

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


                         PACIFICORP



                         By:  FREDERICK W. BUCKMAN
                              --------------------------------------
                              Title:  Chief Executive Officer


                         PACIFIC TELECOM, INC.



                         By:  CHARLES E. ROBINSON
                              --------------------------------------
                              Title:  Chief Executive Officer